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SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 5, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported September 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, year-to-date 2011 traffic results presented in the accompanying tables include the combined results of Southwest Airlines and AirTran for periods prior to the acquisition date.
                The Company flew 7.8 billion revenue passenger miles (RPMs) in September 2012, compared to 7.9 billion RPMs flown in September 2011, a decrease of 2.1 percent.  Available seat miles (ASMs) decreased 1.0 percent to 10.1 billion in September 2012 from 10.2 billion ASMs in September 2011.  The September 2012 load factor was 77.0 percent, compared to 77.8 percent in September 2011.
 For September 2012, passenger revenue per ASM (PRASM) is estimated to have decreased in the two to three percent range as compared to September 2011.  For third quarter 2012, PRASM is estimated to have increased approximately one percent as compared to third quarter 2011.
For the third quarter of 2012, the Company flew 27.2 billion RPMs, compared to 27.3 billion RPMs flown in the same period in 2011, a decrease of 0.6 percent.  Third quarter 2012 ASMs decreased 0.7 percent to 33.1 billion from the third quarter 2011 level of 33.3 billion.  The third quarter 2012 load factor was 82.1 percent, compared to the load factor of 82.0 percent for the same period in 2011.
For the first nine months of 2012, the Company flew 78.1 billion RPMs, compared to 78.7 billion combined RPMs flown in the same period in 2011, a decrease of 0.8 percent.  The year-to-date 2012 ASMs decreased 0.3 percent to 96.9 billion from the combined ASMs of 97.2 for the same period in 2011.  The year-to-date 2012 load factor was 80.5 percent, compared to the combined load factor of 80.9 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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	SOUTHWEST AIRLINES CO.
	PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	SEPTEMBER
	2012	2011	CHANGE
Revenue passengers carried	8,366,174	8,547,211	(2.1)%

Enplaned passengers	10,240,755	10,509,784	(2.6)%

Revenue passenger miles (000)	7,762,368	7,929,112	(2.1)%

Available seat miles (000)	10,084,360	10,185,530	(1.0)%

Load factor	77.0%	77.8%	(0.8	) pts.

Average length of haul	928	928	-

Trips flown	107,034	112,156	(4.6)%

	THIRD QUARTER
	2012	2011	CHANGE
Revenue passengers carried	28,318,769	28,208,036	0.4%

Enplaned passengers	34,913,793	35,010,060	(0.3)%

Revenue passenger miles (000)	27,162,612	27,322,289	(0.6)%

Available seat miles (000)	33,080,815	33,318,089	(0.7)%

Load factor	82.1%	82.0%	0.1	pts.

Average length of haul	959	969	(1.0)%

Trips flown	347,347	359,630	(3.4)%

	YEAR-TO-DATE
	2012	2011	CHANGE
Revenue passengers carried	82,738,939	82,615,444	0.1%

Enplaned passengers	101,278,366	101,763,544	(0.5)%

Revenue passenger miles (000)	78,053,976	78,683,982	(0.8)%

Available seat miles (000)	96,944,297	97,220,639	(0.3)%

Load factor	80.5%	80.9%	(0.4	) pts.

Average length of haul	943	952	(0.9)%

Trips flown	1,033,969	1,055,888	(2.1)%

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